1001 West Fourth Street Winston-Salem, NC 27101-2400 t 336 607 7300 f 336 607 7500

October 20, 2023

Axonic Alternative Income Fund

520 Madison Avenue, 42nd Floor

New York, New York 10022

Ladies and Gentlemen:

We have served as counsel for Axonic Alternative Income Fund, a Delaware statutory trust (the “Fund”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) (File No. 811-23385), with an unlimited number of shares of the Fund registered for offer and sale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Fund’s Registration Statement filed with the Securities and Exchange Commission on Form N-2 (No. 333-227724) (the “Registration Statement”), in connection with the issuance and sale by the Fund of two separate classes of its shares of beneficial interest: Class A Shares and Institutional Shares (together, the “Shares”).

This opinion is being furnished to you in accordance with the requirements of sub paragraph (l) of Item 25 of Part C of the Form N-2 Registration Statement under the Securities Act and the 1940 Act.

We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Fund and to the authorization and issuance of the Shares of the Fund, as we have deemed necessary and advisable.

In rendering this opinion, we have reviewed and relied upon a copy of the Fund’s Registration Statement, Certificate of Trust, the Fund’s Declaration of Trust, the Fund’s By-Laws, and the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable. In our examination we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and of public officials, including the facts and conclusions set forth in the executed copy of a certificate of Joseph Grogan, Secretary of the Fund, dated October 20, 2023.

Based upon the foregoing, we are of the opinion that, after the Registration Statement, as finally amended (including all necessary post-effective amendments) becomes effective for purposes of federal and applicable state securities laws, the Shares, if issued in accordance with the then current Prospectus and Statement of Additional Information relating thereto in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of shares of beneficial interest in a statutory trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction. We are rendering this opinion as members of the State Bar of North Carolina.

This opinion is intended only for your use in connection with the offering of the Shares and may not be relied upon by any person other than you and the shareholders of the Fund. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinion set forth herein in the Registration Statement.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Jeffrey T. Skinner
Jeffrey T. Skinner, a Partner